Exhibit 99.1

OCONEE FEDERAL FINANCIAL CORP. ANNOUNCES YEAR END FINANCIAL RESULTS

Seneca, South Carolina (August 17, 2017) – Oconee Federal Financial Corp. (Nasdaq: OFED) (the “Company”), the holding company for Oconee Federal Savings and Loan Association (“Oconee Federal”), announced today net income of $5.5 million, or $0.95 per diluted share, for the year ended June 30, 2017, compared to net income of $5.2 million, or $0.90 per diluted share, for the year ended June 30, 2016.

June 30, 2017 Year End Highlights:

•	Eight consecutive quarterly dividends of $0.10 per share for the years ended June 30, 2017 and 2016.
•	Total assets were $481.3 million, a decrease of 0.9% from $485.6 million at June 30, 2016;
•	Total loans outstanding were $307.6 million, up from $292.1 million at June 30, 2016; and
•	Total deposits were $394.5 million, a decrease from $399.6 million at June 30, 2016.

“Fiscal year 2017 was another good year for Oconee Federal” stated Curtis T. Evatt, President and Chief Executive Officer. “We have been able to keep overhead low, while funding and growing our loan portfolio through effective balance sheet management. The future continues to look bright for Oconee Federal. We have recently expanded our market area into Greer with a loan production office and have added our remote deposit capture service to our list of products now available to our deposit business customers.”

Cash Dividend Declared

Total dividends paid during the year ended June 30, 2017 were $2.3 million. On July 27, 2017, the Board of Directors of the Company declared a quarterly cash dividend of $0.10 per share of the Company’s common stock payable to stockholders of record as of August 10, 2017, which is to be paid on August 24, 2017.

About Oconee Federal

Oconee Federal Financial Corp. (NASDAQ Capital Market: OFED) is the holding company of Oconee Federal Savings and Loan Association. Oconee Federal Savings and Loan Association is a federally chartered savings and loan association founded in 1924 and headquartered in Seneca, South Carolina. Oconee Federal Savings and Loan Association is a community oriented financial institution operating seven full-service branch locations in Oconee County, South Carolina, Stephens County, Georgia and Rabun County, Georgia.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Association’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify fiscal year forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Investor/Media Contact:

Curtis T. Evatt

President & Chief Financial Officer

Oconee Federal Financial Corp.

201 East North Second Street

Seneca, South Carolina

864-882-2765